Exhibit 4.2

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [  ], 2024, by and among Viking Holdings Ltd, an exempted company incorporated with limited liability under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (the “Company”), Viking Capital Limited, a company incorporated in the Cayman Islands with company number CT-248737 (“Viking Capital”), CPP Investment Board PMI-3 Inc. (“PMI-3”), a Canadian corporation and wholly owned subsidiary of Canada Pension Plan Investment Board, a Canadian corporation (“CPP”), registered with Industry Canada under number 704767-3, with its registered address at One Queen Street East, Suite 2500, Toronto ON M5C 2W5, Canada, and TPG VII Valhalla Holdings, L.P., an exempted limited partnership registered in the Cayman Islands (“TPG”). PMI-3 and TPG are referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, in connection with the closing of CPP’s and TPG’s subscription for Series C Preference Shares, par value $0.01 per share (the “Series C Preference Shares”), of the Company, the Company, Viking Capital, CPP and TPG entered into a Second Amended and Restated Investor Rights Agreement, dated as of February 8, 2021 (the “Existing Agreement”);

WHEREAS, in connection with the consummation of the Company’s initial public offering on the date hereof (the “IPO”), the Series C Preference Shares will convert into Ordinary Shares, par value $0.01 per share (“Ordinary Shares”), of the Company (the “Conversion”); and

WHEREAS, in connection therewith, the Company, Viking Capital and the Investors desire to amend and restate the Existing Agreement in order to clarify and revise the rights of the Investors as set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1.	Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)

“Affiliate” means, with respect to any person, any person that, directly or indirectly, controls, is controlled by or is under common control with such person; provided that with respect to either Investor, “Affiliate” shall not include any portfolio investment companies or any third-party managed pooled investment vehicles (or their portfolio investment companies) in which such Investor or any of the Investor’s Affiliates is invested. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

(b)	“Agreement” has the meaning set forth in the preamble, as it may be amended from time to time.

(c)	“Alternate Director” has the meaning set forth in the Bye-Laws.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Board Representative” has the meaning set forth in Section 3.1(b).

(f)

“business day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g)	“Bye-Laws” means the Bye-Laws of the Company adopted as of the date hereof in connection with the IPO, as may be amended from time to time.

(h)	“Company” has the meaning set forth in the preamble.

(i)

“Competitor” means (i) any person that operates ocean passenger cruises or river passenger cruises, including the persons listed on Schedule II to this Agreement, (ii) any person that is a controlling Affiliate of a person referenced in clause (i), and (iii) any person that is entitled to appoint a representative to the board of directors (or similar governing body) of a person referenced in clause (i) or (ii).

(j)	“CPP” has the meaning set forth in the preamble.

(k)

“Equity Securities” means (i) any Shares or other equity securities of the Company or other securities convertible into or exercisable or exchangeable for Shares or other equity securities of the Company or (ii) any right, warrant or option to acquire any Shares or other equity securities of the Company or other securities convertible into or exercisable or exchangeable for Shares or other equity securities of the Company.

(l)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(m)	“Existing Agreement” has the meaning set forth in the recitals.

(n)	“FINRA” means the Financial Industry Regulatory Authority, Inc.

(o)

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar short-form registration statement under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(p)

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar short-form registration statement under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(q)	“Group Company” means each of the Company and any Subsidiary thereof.

(r)

“Holder” means (i) any person listed on Schedule I hereto, as it may be amended from time to time, and (ii) each person holding Registrable Securities as a result of a transfer, distribution or assignment by a Holder to that person of Registrable Securities (other than pursuant to an effective Registration Statement or Rule 144) in accordance with the Bye-Laws and this Agreement.

(s)	“Initiating Holder” means any Holder that requests that the Company file a Registration Statement pursuant to Section 2.1(a).

(t)

“Investor Pre-IPO Ownership” means, with respect to any Investor or both Investors, the number of Ordinary Shares owned by such Investor or Investors immediately prior to the IPO after giving effect to the Conversion and the bonus issue in connection with the IPO.

(u)	“Investors” has the meaning set forth in the preamble.

(v)	“IPO” has the meaning set forth in the recitals.

(w)

“Non-U.S. Regulatory Agency” shall mean any securities commission or other regulatory authority with jurisdiction over any of the London Stock Exchange, the NYSE Euronext Exchange or stock exchange of any other non-U.S. jurisdiction or securities listed thereon or registered therewith.

(x)

“Non-U.S. Securities Laws” means the securities laws of any of the United Kingdom, the Netherlands or other non-U.S. jurisdictions, and the stock exchange rules of any of the London Stock Exchange, the NYSE Euronext Exchange or the stock exchange of any other jurisdiction, and the rules, regulations, instruments, orders and rulings issued thereunder or in relation thereto, as they may be in effect from time to time.

(y)	“Ordinary Shares” has the meaning set forth in the recitals.

(z)

“person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, or other entity of any kind.

(aa)	“PMI-3” has the meaning set forth in the preamble.

(bb)

“prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement or any issuer free writing prospectus (as defined in Rule 433 under the Securities Act), with respect to the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

(cc)

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(dd)

“Registrable Securities” means, with respect to any Holder, (i) Ordinary Shares issued (A) at or prior to the IPO, (B) pursuant to a dividend of Ordinary Shares, (C) pursuant to either of the Warrants or (D) upon conversion or exchange of any other Equity Securities issued at or prior to the IPO, (ii) Ordinary Shares issued or issuable upon conversion of Series C Preference Shares and (iii) any securities issued in exchange for or in replacement of the shares referenced in (i) or (ii) above, until the earliest to occur of: (1) the date on which such securities are sold pursuant to a Registration Statement; (2) the date on which such securities are sold to the Company or any of its Subsidiaries; and (3) the date on which such securities are freely tradeable without regard to current public information, volume, filing and manner of sale requirements pursuant to Rule 144.

(ee)

“Registration Expenses” means any and all expenses incident to the performance of the Company’s obligations under Section 2.1 or Section 2.3, including: (i) all fees of the Commission, the securities exchange on which the Registrable Securities are listed, and FINRA, (ii) all fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws (including any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Securities and the preparation of a blue sky memorandum and compliance with the rules of FINRA and the applicable securities exchange), (iii) all expenses of any persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any prospectus, any amendments or supplements thereto, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Securities on the applicable securities exchange, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including the expenses of any special audit, agreed upon procedures and “cold comfort” letters required by or incident to such performance); and (vi) fees and disbursements of one counsel to the selling Investors (not to exceed $50,000 in a Registration or offering) provided, however, that Registration Expenses shall exclude any Selling Expenses.

(ff)

“Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act for a public offering and sale of Ordinary Shares (other than a Special Registration Statement).

(gg)	“Rule 144” means Rule 144 promulgated under the Securities Act.

(hh)

“sale,” “sell,” or “sold” shall mean and include any direct or indirect sale, gift or other form of inter vivos transfer, voluntary or involuntary, including any dividend or distribution thereof and the pledging thereof.

(ii)	“SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(jj)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk)

“Selling Expenses” means, if any, all underwriting or broker fees, discounts and selling commissions, fees of counsel to the selling Holders (other than those included as Registration Expenses) and stock transfer taxes allocable to the sale of the Registrable Securities included in the applicable offering.

(ll)	“Series C Preference Shares” has the meaning set forth in the recitals.

(mm)	“Seriously Detrimental” means that in the good faith determination of the Board, any filing, initial effectiveness or continued use of a Registration Statement would:

(i)

materially impede, delay or interfere with any pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)	materially adversely impair the consummation of any pending or proposed offering or sale of any class of securities by the Company; or

(iii)

require disclosure of material nonpublic information that, if disclosed at such time, would be harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling Ordinary Shares of the Company.

(nn)	“Shares” has the meaning set forth in the Bye-Laws.

(oo)	“Shelf Registration” has the meaning set forth in Section 2.1(a).

(pp)	“Shelf Registration Statement” means a Registration Statement for a Shelf Registration.

(qq)

“Special Registration Statement” means (i) any registration statement on Form S-8 or any similar form relating to any employee stock option, stock purchase, compensation or employee benefit plan or securities issued or issuable pursuant to any such plan, (ii) any registration statement with respect to (x) any corporate reorganization or (y) transaction under Rule 145 of the Securities Act (including any registration statement on Form S-4 or any similar form related to the issuance or resale of securities issued in such a transaction), (iii) any registration statement related to a dividend reinvestment plan or (iv) any registration statement related to securities issued upon conversion of debt securities.

(rr)

“Subsidiary” means, with respect to any specified person, (i) any corporation, association or other business entity of which more than fifty percent (50%) of the total economic interest or total voting power of shares entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity or voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, or (B) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

(ss)	“TPG” has the meaning set forth in the preamble.

(tt)

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, charge, grant of an interest in or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law.

(uu)	“Viking Capital” has the meaning set forth in the preamble.

(vv)

“Viking Capital Pre-IPO Ownership” means the number of Shares that Viking Capital owned immediately prior to the IPO after giving effect to the Conversion and the bonus issue in connection with the IPO.

(ww)	“Violation” has the meaning set forth in Section 2.6(b).

(xx)	“Warrants” means each of the warrants to purchase Ordinary Shares executed on February 8, 2021 between Viking Capital and the Company.

SECTION 2. REGISTRATION RIGHTS.

2.1.	Demand Registration.

(a)

Subject to the terms and conditions of this Section 2.1, at any time after the date that is one hundred eighty (180) days following the completion of the IPO, if the Company receives a written request from any Holder that the Company file a Registration Statement covering a number of Registrable Securities that would result in gross proceeds that would, based on an anticipated aggregate offering price, net of any underwriting discounts and selling commissions exceeding, in the event of a “block trade,” $50,000,000, or in the event of a public offering other than a “block trade,” $75,000,000, then the Company shall, in each case, within five (5) business days of the receipt of such request, give written notice of such request to all Holders and use reasonable best efforts to file, as soon as practicable but in any event within ninety (90) days (or, in the case of a Shelf Registration, thirty (30) days or such shorter period as is reasonably required to effect an underwritten offering, including a “block trade”) of the receipt of such request, a Registration Statement covering the registration under the Securities Act of all Registrable Securities that the Holders request to be registered. Any Registration Statement filed by the Company pursuant to this Section 2.1(a) shall be a “shelf” registration statement that permits sales on a continuous or delayed basis pursuant to Rule 415 under the Securities Act on Form S-3 or Form F-3 (a “Shelf Registration”) if the Company is then eligible to effect a Shelf Registration. If permitted under the Securities Act, such Shelf Registration will be one that is automatically effective upon filing.

(b)

Within ten (10) days (or such shorter period as is reasonably required to effect an underwritten offering, including a “block trade”) after the date the Company receives a request pursuant to Section 2.1(a), the Company shall give notice thereof to all Holders other than the Initiating Holders, and the Company shall include in such registration all Registrable Securities requested to be included in such registration by any such other Holders, as specified by notice given by each such Holder to the Company within ten (10) days (or such shorter period as is reasonably required to effect an underwritten offering, including a “block trade”) of the date the Company’s notice is given, and in each case, subject to the limitations of Sections 2.1(c). If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten offering, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in the first sentence of this Section 2.1(b). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise agreed by the Initiating Holders) to the extent provided herein. The Company and all Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).

(c)

Notwithstanding any other provision of this Section 2.1, if the lead managing underwriter advises the Company that marketing factors require a limitation of the number of securities to be offered in the applicable underwritten offering (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be offered in such underwritten offering, and the number of Registrable Securities that may be included in such underwritten offering shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).

(d)	Notwithstanding any other provision of this Section 2.1, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)	if the Company has effected a registration pursuant to this Section 2.1 within the preceding ninety (90) days;

(ii)

if the Company has effected three (3) registrations pursuant to this Section 2.1 within the preceding three hundred sixty-five (365) days; provided that no registration initiated by Viking Capital shall count towards the three (3) registrations permitted pursuant to this Section 2.1; or

(iii)

during the period starting with the date that is fifteen (15) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date ninety (90) days following the effective date of, a Registration Statement; provided that the Company uses reasonable best efforts to cause such Registration Statement to become effective.

(e)

Notwithstanding the other provisions of Section 2, if the Company shall furnish to the Holders otherwise participating in any registration written notice stating that, in the good faith determination of the Board after consultation with outside counsel, that (i) the filing, initial effectiveness or continued use of a Registration Statement would be Seriously Detrimental to the Company and its shareholders and it is therefore essential to delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement or (ii) the filing or initial effectiveness of a Registration Statement, or the continued use of any Registration Statement, at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company shall, upon promptly delivering such notice to the Holders otherwise participating in such registration, have the right to delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement. In no event shall the Company be permitted to (A) delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement pursuant to this Section 2.1(e) for a period in excess of ninety (90) days, or (B) exercise its rights under this Section 2.1(e) more than once in any twelve (12) month period. In the event the Company exercises its rights under this Section 2.1(e), each Holder shall not effect any sale of Registrable Securities and shall halt any use, publication, dissemination or distribution of any prospectus or Registration Statement covering the Registrable Securities. Upon receipt of such notice, each Holder shall (except as required by applicable law) keep the fact of any such notice, and any information relating to such notice, strictly confidential. If so directed by the Company, each Holder will deliver to the Company (at the reasonable expense of the Company) all copies then in such Holder’s possession of the prospectus covering the Registrable Securities at the time of receipt of such notice. The Holders may recommence effecting sales of the Registrable Securities pursuant to the applicable Registration Statement following further notice to such effect from the Company, which notice shall be given by the Company to the Holders in the manner described above promptly (and no later than forty-eight (48) hours) following the conclusion of the event giving rise to delay or suspension and its effect.

(f)

Holders may elect to withdraw from any offering pursuant to this Section 2.1 by giving written notice to the Company and any underwriter or underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed pursuant to this Section 2.1. Subject to compliance with the other provisions of this Agreement, the Company (whether on its own determination or as the result of a withdrawal by the Initiating Holders) may withdraw a Registration Statement filed pursuant to this Section 2.1 at any time prior to the effectiveness of the Registration Statement.

2.2.	Piggyback Registrations.

(a)

If, at any time after the date hereof, the Company proposes to file a Registration Statement, the Company shall (i) promptly give each Holder written notice of such registration (but in no event less than fifteen (15) business days prior to the anticipated filing date), which notice shall describe the amount and type of securities to be included in such offering, the intended method of distribution, and the name of the proposed underwriter or underwriters, if any, of the offering, (ii) offer to the Holders in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within ten (10) business days following receipt of such notice and (iii) subject to the terms and conditions of this Section 2.2, include within such Registration Statement all of the Registrable Securities that each Holder has requested to be registered. If a Holder determines not to include all of its Registrable Securities in any Registration Statement filed by the Company pursuant to this Section 2.2, such Holder shall continue to have the right to include any Registrable Securities in any subsequent Registration Statement as may be filed by the Company, all upon the terms and conditions herein.

(b)

If the Registration Statement for which the Company gives notice under this Section 2.2 is for an underwritten offering, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in such underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holders). Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be offered in such underwritten offering, the number of securities that may be included in the underwritten offering shall be allocated, (i) first, to the Company, and (ii) second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders.

(c)

Any Holder may elect to withdraw its request for inclusion of Registrable Securities in any registration pursuant to this Section 2.2 by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may withdraw (or postpone the filing of) a Registration Statement at any time prior to the effectiveness of the Registration Statement.

2.3.	Expenses of Registration.

(a)

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration pursuant to Section 2.1 or Section 2.2 shall be borne by the Company, including all Registration Expenses incurred in connection with the Company withdrawing or postponing the filing of a Registration Statement. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Initiating Holders, unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (ii) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.1(d)(i) to undertake any subsequent registration within ninety (90) days thereafter, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.1(d)(i) to undertake any subsequent registration within ninety (90) days thereafter.

(b)

All Selling Expenses incurred in connection with any registration hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered, provided that disbursements of counsel for a holder of securities incurred in connection with any registration hereunder that are not reimbursed as Registration Expenses shall be borne by such holder.

2.4.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall:

(a)

Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, use reasonable best efforts to cause such Registration Statement to become effective and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, use reasonable best efforts to keep such Registration Statement effective for a period of up to one hundred twenty (120) days or, if shorter, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such period shall be extended by the number of days during the period (i) the Company suspends the use of such a Registration Statement pursuant to Section 2.1(e), (ii) the Company is required to prepare a prospectus supplement or amendment pursuant to Section 2.4(f) and (iii) in the case of any Shelf Registration, as is necessary to keep the Registration Statement effective until all such Registrable Securities are sold; provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the Registration Statement. If immediately prior to the third (3rd) anniversary of the initial effective date of any Shelf Registration Statement filed pursuant to Section 2.1(a), any of the Registrable Securities under such Shelf Registration Statement remain unsold, the Company will, prior to such third (3rd) anniversary, file a new Shelf Registration Statement relating to such unsold Registrable Securities and will use reasonable best efforts to cause such Registration Statement to be declared effective as promptly as practicable and in any event within sixty (60) days (or ten (10) days if the Registration Statement is automatically effective) after such third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the remaining Registrable Securities to continue as contemplated in the expired Shelf Registration Statement;

(b)

Prepare and file with the SEC such amendments, supplements and free writing prospectuses to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement, including, without limitation, the filing of a prospectus supplement pursuant to Rule 424(b)(7) under the Securities Act with respect to an effective Shelf Registration Statement;

(c)

Furnish to the holders of Registrable Securities covered by such Registration Statement such numbers of copies of a prospectus, including a preliminary prospectus and any “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act), in conformity with the requirements of the Securities Act, and such other documents as the holders of a majority of the Registrable Securities registered thereunder may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)

Use reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the holders of a majority of the Registrable Securities registered thereunder; provided that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (d), be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by a Registration Statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (d);

(e)

In the event of any underwritten public offering, (i) obtain for delivery to the Company and the underwriter or underwriters a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement, (ii) cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto and (iii) enter into and perform its other obligations under an underwriting agreement, in usual and customary form, with the underwriter or underwriters of such offering and, taking into account the advice of the underwriters, consummate the initial public offering as soon as practicable following effectiveness of the Registration Statement;

(f)

Notify each holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such holder, promptly prepare and furnish to such holder a reasonable number of copies of a supplement or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g)

Use reasonable best efforts to cause all such Registrable Securities registered hereunder to be listed on a globally recognized securities exchange or on the securities exchange on which the Registrable Securities are then listed;

(h)

Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i)

Use reasonable best efforts to execute and deliver all instruments and documents and take such other actions and obtain such certificates and opinions as a Holder of the Registrable Securities being sold reasonably requests in order to effect an underwritten public offering of such Registrable Securities and in such connection, (i) make such representations and warranties to the underwriters with respect to the business of the Company and its Subsidiaries, and the Registration Statement and documents, if any, incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, and (ii) use reasonable best efforts to furnish to the underwriters of such Registrable Securities opinions and negative assurance letters of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) will be reasonably satisfactory to the managing underwriters), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by any such underwriters.

2.5.	Delay of Registration; Furnishing Information.

(a)

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 or Section 2.2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities.

(c)

The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 if, due to the operation of Section 2.1(c), the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1.

2.6.	Indemnification. In the event any Registrable Securities are included in a Registration Statement under Section 2.1 or Section 2.2:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or the Exchange Act or other federal or state securities law or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a Violation (as defined below) by the Company; and the Company will pay to each such Holder, partner, officer, director, or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, and relating to, any such Holder, partner, officer, director, or controlling person of such Holder.

(b)

For purposes of this Section 2.6, a “Violation” shall mean any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act or any other document incident to such Registration prepared by or on behalf of the Company or used by the Company; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or other federal or state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with such Registration.

(c)

To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state securities law or any rule or regulation promulgated under the Securities Act or the Exchange Act insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation made by such Holder, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder, relating to such Holder, expressly for use in connection with such Registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.6(c), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.6(c) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the applicable Holders and in no event shall any indemnity under this Section 2.6(c) exceed the gross proceeds (net of any underwriting discounts and commissions but before deducting other expenses payable by such Holder) from the offering received by such Holder.

(d)

Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(e)

If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation or Violations that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation; provided that in no event shall any contribution by a Holder hereunder (together with any liability pursuant to Section 2.6(c)) exceed the net proceeds from the offering received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)

The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Section 2, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

2.7.

Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to, at all times after the Company (i) registers a class of securities under Section 12 of the Exchange Act, or (ii) shall commence to file reports under Section 13 or 15(d) of the Exchange Act:

(a)	Make and keep public information available, as those terms are understood and defined under Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(b)	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)

So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements under Rule 144 and the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.8.

Assignment of Registration Rights. Any Holder may assign any or all of its rights to cause the Company to register Registrable Securities pursuant to this Section 2 to any transferee or assignee of such Registrable Securities, which transfer or assignment was not in violation of the Bye-Laws or this Agreement. In the event that any of the Holders transfers or assigns all or any of the rights of the Holders to cause the Company to register Registrable Securities, or to participate in a registration pursuant to this Section 2, such transferee or assignee shall execute and deliver to the Company a joinder agreement to this Agreement in customary form to cause such transferee to be bound by the terms of this Agreement.

2.9.

“Market Stand-Off” Agreement. In connection with an underwritten offering pursuant to this Agreement, each Holder of Registrable Securities hereby agrees to enter into and deliver at the time requested by the lead managing underwriter or underwriters, a lock-up agreement on customary terms as agreed with the lead managing underwriter or underwriters, pursuant to which such Holder shall agree, during the period of duration specified (not to extend beyond ninety (90) days following the effective date of the applicable Registration Statement or the date of the applicable prospectus, as applicable) by the Company and the lead managing underwriter or underwriters, not to, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it at any time during such period except securities included in such offering; provided, however, that all executive officers and directors of the Company enter into similar agreements; provided, further, however, that no Holder shall be subject to a restricted period longer than that applicable to the Company’s executive officers, directors and significant securityholders. In furtherance of and without limiting the foregoing, each Holder agrees and acknowledges that the Company and the Company’s transfer agent or registrar may impose stop-transfer instructions with respect to the Registrable Securities of such Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.10.

Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.3 shall terminate at such time as such Holder no longer holds any Registrable Securities. Upon such termination, such shares shall cease to be Registrable Securities hereunder for all purposes.

2.11.

Non-U.S. Listing. Notwithstanding anything to the contrary contained herein, any and all references in this Agreement to the Commission or the SEC, registration of securities, effectiveness of a Registration Statement, a Registration Statement, a Commission form, the Exchange Act, the Securities Act or independent public accountants, shall be construed to include, mutatis mutandis, as applicable, any applicable Non-U.S. Regulatory Agency or applicable Non-U.S. Securities Laws, as the context may require. Notwithstanding anything in this Agreement to the contrary, if the Company has completed an initial public offering of Ordinary Shares in one or more countries or otherwise become a reporting issuer in one or more other countries, a registration, listing or secondary offering pursuant to this Section 2 may only be made in such countries in which the Company has completed an initial public offering of Ordinary Shares, or otherwise become a reporting issuer.

2.12.

Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company (other than Viking Capital) that would allow such holder or prospective holder (a) to include any of such Equity Securities in any Registration filed pursuant to Sections 2.1 or 2.2, unless under the terms of such agreement, such holder or prospective holder may include such Equity Securities in any such registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their Equity Securities; provided that the Company shall not enter into any agreement with Viking Capital that would grant Viking Capital any rights that are senior to those granted to the other Holders under this Agreement.

SECTION 3. GOVERNANCE.

3.1.	Board and Board Representatives.

(a)

The Board shall consist of eight (8) directors, which shall include, subject to Section 3.1(c), four (4) Board Representatives nominated by Viking Capital and, subject to Section 3.1(b), two (2) Board Representatives nominated by each Investor. The number of directors on the Board may be increased or decreased only with the written consent of, for as long as Viking Capital owns at least twenty percent (20%) of the Viking Capital Pre-IPO Ownership, Viking Capital and, for as long as an Investor owns at least twenty percent (20%) of such Investor’s Investor Pre-IPO Ownership, of such Investor.

(b)

For as long as an Investor owns at least fifty percent (50%) of such Investor’s Investor Pre-IPO Ownership, each such Investor shall have the right to nominate two (2) Board Representatives. For as long as an Investor owns less than fifty percent (50%) of such Investor’s Investor Pre-IPO Ownership, but at least twenty percent (20%) of such Investor’s Investor Pre-IPO Ownership, each such Investor shall have the right to nominate one (1) Board Representative. The Company shall take all action necessary to cause such Investor’s Board Representatives to be elected or appointed, subject to satisfaction of all legal requirements regarding service as a director of the Company, to the Board, including nominating such Board Representatives to be elected as a director, recommending such Board Representatives’ election and soliciting proxies or consents in favor thereof. If any Investor no longer owns at least fifty percent (50%) of such Investor’s Investor Pre-IPO Ownership, such Investor, at the written request of the Board, shall use reasonable best efforts to cause one of its Board Representatives to resign from the Board at the end of such Board Representative’s term unless earlier resignation is requested by the Board. If any Investor no longer owns at least twenty percent (20%) of such Investor’s Investor Pre-IPO Ownership, such Investor, at the written request of the Board, shall use reasonable best efforts to cause its remaining Board Representative to resign from the Board at the end of such Board Representative’s term unless earlier resignation is requested by the Board. If any Investor no longer owns at least twenty percent (20%) of such Investor’s Investor Pre-IPO Ownership, such Investor shall have no further rights under this Section 3.1. For purposes of this Section 3.1, “Board Representative” means (i) with respect to PMI-3, Pat Naccarato and Kathy Mayor or such replacements as PMI-3 may designate in accordance with this Section 3.1 and (ii) with respect to TPG, Paul Hackwell and Jack Weingart or such replacements as TPG may designate in accordance with this Section 3.1. Subject to Section 3.1(a) and this Section 3.1(b), upon the death, resignation, retirement, disqualification or removal from office of an Investor’s Board Representative, such Investor has the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal requirements regarding service as a director of the Company. No party hereto will vote in favor of the removal of a Board Representative unless the Investor that previously nominated such person to the Board votes in favor of such removal.

(c)

For as long as Viking Capital owns at least fifty percent (50%) of the Viking Capital Pre-IPO Ownership, Viking Capital shall have the right to nominate four (4) Board Representatives. For as long as Viking Capital owns less than fifty percent (50%) of the Viking Capital Pre-IPO Ownership, but at least twenty percent (20%) of the Viking Capital Pre-IPO Ownership, Viking Capital shall have the right to nominate two (2) Board Representatives. The Company shall take all action necessary to cause Viking Capital’s Board Representatives to be elected or appointed, subject to satisfaction of all legal requirements regarding service as a director of the Company, to the Board, including nominating such Board Representatives to be elected as a director, recommending such Board Representatives’ election and soliciting proxies or consents in favor thereof. If Viking Capital no longer owns at least fifty percent (50%) of the Viking Capital Pre-IPO Ownership, Viking Capital, at the written request of the Board, shall use reasonable best efforts to cause two (2) of its Board Representatives to resign from the Board at the end of such Board Representative’s term unless earlier resignation is requested by the Board. If Viking Capital no longer owns at least twenty percent (20%) of the Viking Capital Pre-IPO Ownership, Viking Capital, at the written request of the Board, shall use reasonable best efforts to cause its remaining two (2) Board Representatives to resign from the Board at the end of such Board Representative’s term unless earlier resignation is requested by the Board. If Viking Capital no longer owns at least twenty percent (20%) of the Viking Capital Pre-IPO Ownership, Viking Capital shall have no further rights under this Section 3.1. For purposes of this Section 3.1, “Board Representative” means, with respect to Viking Capital, Torstein Hagen, Richard Fear, Tore Myrholt and Morten Garman or such replacements as Viking Capital may designate in accordance with this Section 3.1. Subject to Section 3.1(a) and this Section 3.1(c), upon the death, resignation, retirement, disqualification or removal from office of a Viking Capital Board Representative, Viking Capital has the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal requirements regarding service as a director of the Company. No party hereto will vote in favor of the removal of a Viking Capital Board Representative unless Viking Capital votes in favor of such removal.

(d)

Notwithstanding Bye-Law 38.4, each Alternate Director appointed by a Board Representative as an alternative for himself shall be entitled to receive Notice (as defined in the Bye-Laws) of all meetings of the Board and shall be entitled to attend any such meeting, irrespective of whether the Board Representative has received Notice of and/or is in attendance at any such meeting; provided that such Alternate Director appointed by a Board Representative shall not be counted in determining whether or not a quorum is present or entitled to vote at any such meeting unless the Board Representative is not personally present at such meeting and able to perform his functions as a director of the Company.

(e)

Each Board Representative shall be offered the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof, to the same extent as the other members of the Board. Each Board Representative shall be provided with copies of all notices, minutes, consents and other materials that are provided to all other members of the Board concurrently as such materials are provided to the other members.

3.2.

Committees. In the event that the Board establishes any committee of the Board (subject to applicable legal requirements), the Company shall take all action necessary to cause (a) for so long as the Investors, collectively, own at least twenty percent (20%) of the Investors’ Investor Pre-IPO Ownership, one (1) Board Representative jointly selected by the Investors to be appointed to such committee, (b) for so long as Viking Capital owns at least twenty percent (20%) of the Viking Capital Pre-IPO Ownership, one (1) Board Representative selected by Viking Capital to be appointed to such committee and (c) one (1) independent director selected by the Board to be appointed to such committee. Each such Board Representative will serve at the pleasure of the Investors or Viking Capital, as applicable, until his or her earlier resignation or removal.

3.3.

Cooperation. The Company agrees to include in the slate of nominees recommended by the Board the persons nominated by each Investor and Viking Capital pursuant to this Section 3 and to use its reasonable best efforts to cause the election of each such nominee to the Board, including nominating, recommending election and electing such individuals as directors as provided herein. Each of the Investors, the Company and Viking Capital agrees to take such action, or refrain from taking such action, as is necessary to effect the provisions of this Section 3 and to ensure that the Bye-Laws do not, from time to time or at any time, conflict with the provisions of this Section 3, including causing any director nominated hereby to take or refrain from taking action for the foregoing purpose. Each Investor and Viking Capital hereby agrees to take all actions necessary to call, or cause the Company or its officers or directors to call, a special or annual meeting of the shareholders of the Company in accordance with the Bye-Laws and to vote all Shares owned or held of record by such party at any such regular or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as directors of the Board of those individuals so designated in accordance with, and otherwise to effect the intent of this Section 3. In furtherance of and without limitation of the foregoing, each Investor and Viking Capital hereby agrees not to vote their respective Shares, or take action by written resolutions in lieu of a meeting of shareholders, in a manner that directly or indirectly adversely affects the rights of the Investors or Viking Capital, as applicable, set forth in the Bye-Laws or this Agreement.

3.4.

Approval Rights. The Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without first obtaining the approval of (a) for as long as Viking Capital holds at least one-third of the Viking Capital Pre-IPO Ownership, the consent of Viking Capital, and (b) for as long as an Investor owns at least one-third of such Investor’s Investor Pre-IPO Ownership, the consent of such Investor:

(a)

Issue (i) Equity Securities that are senior to the Ordinary Shares or (ii) an aggregate amount of Equity Securities, in any twelve (12) month period, that exceeds five percent (5%) of the Company’s then issued and outstanding total number of Shares; provided that no approval shall be required for issuances of (A) Equity Securities pursuant to the Warrants or (B) Equity Securities to employees, officers, consultants, advisors or service providers of the Company or any of its Subsidiaries pursuant to an equity incentive plan, compensatory, bonus, benefit or similar plan that has been approved by the Board or an authorized committee thereof; or

(b)

Make any acquisition or disposition of assets or securities with a value in excess of $1,000,000,000, whether structured as an asset or equity purchase, merger, amalgamation, investment, joint venture, share exchange, reorganization, recapitalization or otherwise.

SECTION 4. TRANSFERS.

4.1.

Restriction on Transfers. Notwithstanding anything to the contrary in the Bye-Laws, other than a transfer in connection with a public offering or other transfer through a bank or broker in which the ultimate transferee is not known by the Investor to be a Competitor, no Investor shall voluntarily or involuntarily transfer, sell, gift, charge, pledge, assign or otherwise dispose of any Shares, directly or indirectly, to a Competitor (unless with the prior approval of the Board) and any purported transfer, sale, gift, charge, pledge, assignment or other disposition of Shares to a Competitor in violation of this Section 4.1 shall be deemed null and void ab initio and to the extent made known to the Company shall not be registered in the Register of Members of the Company.

4.2.

Transfers by Investors. For so long as either Warrant remains outstanding, in the event of any Transfer (including to a Permitted Transferee as defined in the Bye-Laws) of Equity Securities by an Investor or one of its Affiliates (or a Transfer of 100% of the equity securities of an Investor by its Affiliates as of the date hereof to a bona fide third party that is not an Affiliate of such Investor or an investment fund under common management with such Investor or its Affiliates (and excluding any internal Transfers as between an Investor and its Affiliates or investment funds under common management, in whatever form)), the applicable Investor or such Affiliate shall promptly, and in any event no later than ten (10) business days following such Transfer, deliver written notice of such Transfer to the Company and to Viking Capital, which notice shall indicate the transferor, the transferee, the number and class or type of Equity Securities subject to the Transfer and the consideration received therefor.

SECTION 5. TERMINATION

5.1.	Termination by Consent. This Agreement may be terminated at any time by the unanimous written consent of the Holders.

5.2.

Termination of a Party. A Holder shall cease to be a party hereto and this Agreement shall terminate with respect to such party, without any further action of the parties hereto, when (a) in the case of an Investor, such Investor no longer owns any of the Ordinary Shares issued upon conversion of its Series C Preference Shares and (b) in the case of Viking Capital, when Viking Capital shall cease to own any Ordinary Shares; provided, however, in the case of both clause (a) and (b), that no such termination shall relieve a Holder of any obligation or liability for damages resulting from such Holder’s breach of this Agreement prior to such Holder’s disposition of its Shares; provided, further, that Section 2.6, this Section 5.2 and Section 6 (other than Section 6.1) shall not terminate with respect to a party notwithstanding the party’s disposition of its Shares.

5.3.

Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.1, this Agreement shall become void and have no further effect without any liability on the part of any party; provided, however, that no such termination shall relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement prior to its termination; provided, further, that Section 2.6, this Section 5.3 and Section 6 (other than Section 6.1) shall survive any termination of this Agreement.

SECTION 6. MISCELLANEOUS.

6.1.

Tax Considerations. The Company shall not take any action which would cause the Company or any successor thereto to be treated as a partnership for U.S. federal income tax purposes without the prior consent of each Investor.

6.2.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.3.

Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.4.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such securities in its records as the absolute owner and holder of such securities for all purposes.

6.5.

Entire Agreement. This Agreement and the Exhibits hereto and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement, the Bye-Laws and the Warrants.

6.6.

Conflict with Bye-Laws. In the event of a conflict between the terms of this Agreement and the Bye-Laws, this Agreement shall prevail as between the Holders, and the Holders hereby agree to promptly take all action within their respective power to amend the Bye-Laws to the extent necessary to make the same consistent with the terms of this Agreement.

6.7.

Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.9.

Further Assurances. Each of the Holders and the Company agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do and cause to be done all such other acts and things, as may be required by law or as may be reasonably necessary or advisable (and are within its reasonable control) to carry out the intent and purpose of this Agreement.

6.10.	Amendment and Waiver.

(a)

Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the parties to this Agreement may be waived, only upon the written consent of the Company and the other parties hereto.

(b)

For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its securities as maintained by or on behalf of the Company.

6.11.

Interpretation. When a reference is made in this Agreement to Sections, paragraphs, clauses or Schedules, such reference shall be to a Section, paragraph, clause or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party to this Agreement. The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references to “$” means U.S. dollars.

6.12.

Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.13.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.14.	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.15.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.16.

Aggregation of Registrable Securities. All Registrable Securities issued or issuable to entities or persons that are Affiliates of each other shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.17.

Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

6.18.

Several Liability of Investors. Notwithstanding anything to the contrary contained in this Agreement, each representation, warranty, covenant and agreement of the Investors hereunder and in the Bye-Laws is made on a several, and not joint and several, basis. No Investor shall be liable for any other Investor’s breach of this Agreement or the Bye-Laws.

6.19.

Specific Performance. The parties agree that immediate and irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties hereto agree that, if for any reason any party hereto shall have failed to perform their respective obligations under this Agreement or otherwise breached this Agreement, then any other party may be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without the necessity of proving the inadequacy of money damages as a remedy. The parties further agree to waive any requirement for the posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

6.20.

No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of either of the Investors or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

6.21.

Relationship of Parties. Nothing herein contained shall constitute the parties hereto members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party.

6.22.

Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

VIKING HOLDINGS LTD

By:
Name:
Title:

Address:

94 Pitts Bay Road
Pembroke, Bermuda HM 08
Email: leah.talactac@vikingcruises.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Gregg Noel and Amr Razzak
Email: Gregg.Noel@skadden.com;
Amr.Razzak@skadden.com

[Signature Page to Third Amended and Restated Investor Rights Agreement]

VIKING CAPITAL LIMITED

By:
Richard Fear
Director

Address:

Cricket Square
PO Box 2681
Grand Cayman KY1-1111
Cayman Islands
Attention: Richard Fear
Email: Richard.Fear@icloud.com

with a copy to:

Conyers Dill & Pearman
Cricket Square
PO Box 2681
Grand Cayman KY1-1111
Cayman Islands
Attention: Matthew Stocker
Email: matthew.stocker@conyers.com

[Signature Page to Third Amended and Restated Investor Rights Agreement]

CPP INVESTMENT BOARD PMI-3, INC.

By:
Name:
Title:

By:
Name:
Title:

Address:

c/o Canada Pension Plan Investment Board
One Queen Street East, Suite 2500
Toronto, ON, M5C 2W5 Canada
Phone: +1 416 868 4075
Email: Legalnotice@cppib.com; pnaccarato@cppib.com

[Signature Page to Third Amended and Restated Investor Rights Agreement]

TPG VII VALHALLA HOLDINGS, L.P.

By:
Name:
Title:

Address:

c/o TPG Capital 301 Commerce Street, Suite 3300
Fort Worth, TX 36102
Attention: Deirdre Harding
Email: dharding@tpg.com

with copies to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention: Jason S. Freedman
Email: jason.freedman@ropesgray.com

and

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199-3600
Attention: Thomas Fraser
Email: thomas.fraser@ropesgray.com

[Signature Page to Second Amended and Restated Investor Rights Agreement]

Schedule I

CPP Investment Board PMI-3 Inc.

TPG VII Valhalla Holdings, L.P.

Viking Capital Limited

Schedule II

Uniworld River Cruises, Inc.

AMA Waterways, Inc.

Avalon Waterways

Grand Circle Travel Corp.

Vantage Travel Service, Inc.

Oceania Cruises

Regent Seven Seas Cruises

Princess Cruises

Celebrity Cruises

Holland America Line

Seabourn

Norwegian Cruise Line Holdings Ltd

Carnival Corp.

Hurtigruten

Royal Caribbean Cruise Lines

Genting Hong Kong

Disney

TUI Group

Scenic Tours

Emerald Cruises

Tauk Tours

Azamara Cruises

Crystal Cruises

MSC Explora

Silversea

Lindblad

Pearl Seas Cruises

Ponant

Quark Expeditions

American Cruise Lines